EXHIBIT 5.1

[Letterhead of Dorsey & Whitney LLP]

Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, IA 52001

Re:	Registration Statement on Form S-4
Registration No. 333-216919

Ladies and Gentlemen:
We have acted as counsel to Heartland Financial USA, Inc., a Delaware corporation (the “Company”), in connection with the above-referenced Registration Statement on Form S‑4 (as amended by Amendment No. 1 and Amendment No. 2 thereto filed on May 8, 2017 and May 18, 2017, respectively) (the “Registration Statement”) relating to the issuance by the Company of up to 4,216,233 shares (the “Shares”) of Common Stock, par value $1.00 per share, of the Company. As described in the Registration Statement, the Shares are to be issued in connection with the merger of Citywide Banks of Colorado, Inc. (“Citywide”) with and into the Company (the “Merger”), pursuant to a Merger Agreement dated as of February 13, 2017 (the “Merger Agreement”) between the Company and Citywide.
We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Shares will be issued in connection with the Merger as described in the Registration Statement.
Based on the foregoing, we are of the opinion that the Shares to be issued by the Company in the Merger have been duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.
Our opinions expressed above are limited to the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “CERTAIN OPINIONS” in the proxy statement/prospectus constituting part of the Registration Statement.
Dated: May 18, 2017

Very truly yours,

/s/ Dorsey & Whitney LLP